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Pilgrim’s Pride Corporation

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[PILGRIM’S PRIDE LOGO]

PILGRIM’S PRIDE CORPORATION

REPORTS RECORD QUARTERLY AND ANNUAL NET SALES

FOR THE FOURTH QUARTER AND FOR FISCAL 2003

Sets Special Meeting Date of November 20, 2003 for Stockholders to Vote on Proposals to Create a Single

Class of Stock and to Issue New Shares in Connection with Acquisition of ConAgra Foods’ Chicken Division

Pittsburg, TX—November 5, 2003—Pilgrim’s Pride Corporation (NYSE: CHX, CHX.A) today reported net income of $25.1 million, or $0.61 per share, for the fourth fiscal quarter ended September 27, 2003, an increase of $28.3 million, or $0.69 per share, compared with a net loss of $3.2 million, or ($0.08) per share, in the fourth fiscal quarter of 2002. The Company also reported record net sales for the fourth fiscal quarter of 2003 of $709.5 million, an increase of $69.7 million, compared with net sales of $639.8 million for the same period last year.

Included in this year’s fourth quarter is an $11.2 million gain, or $6.3 million net of tax and related employee incentive plan accruals or $0.15 a share, which is attributable to the recoveries from the prior year’s avian influenza and settlements of vitamin and methionine antitrust lawsuits. In addition this year’s fourth quarter included a non-cash tax benefit of $16.9 million or $0.41 per share associated with the reversal of a valuation allowance on net operating losses in the Company’s Mexico operations. Included in last year’s fourth quarter results, was approximately $5.3 million, or $3.0 million net of tax and related employee incentive plan accruals, or $0.07 per share of negative effects related to the March 2002 avian influenza outbreak in the Company’s turkey division. Also included in last year’s fourth quarter results was a $1.1 million gain or $0.6 million net of tax and related employee incentive plan accruals, or $0.01 per share attributable to the partial payments from settlements of vitamin and methionine antitrust lawsuits. Additionally, last year’s fourth quarter results included a non-cash tax benefit of $2.2 million or $0.05 per share associated with the tax law changes in Mexico.

“Our very successful fourth quarter and fiscal year performance reflects an improvement in the pricing environment for chicken and better operating efficiencies,” commented O.B. Goolsby, President and Chief Operating Officer of Pilgrim’s Pride. “Over the last several months, lower domestic supplies of meat proteins, the lifting of recent export restrictions and increased consumer demand for chicken products have resulted in higher chicken prices and increased operating margins. We expect these favorable trends to continue positively impacting prices and margins as we enter fiscal 2004. While we are disappointed by the results posted by our turkey business this quarter, we remain committed to improving the product mix, sales volume and profitability of this business and are taking a number of steps that we believe will allow us to achieve this goal.

“We continue to make significant progress in readying our Company for the completion of our pending acquisition of ConAgra’s chicken division. This acquisition will enhance our ability to capitalize on the growing demand for prepared and fresh case-ready chicken and will give us the capacity to enhance the technological leadership and cost-efficiency for which we are known. Our transition team has been working hard to ensure a smooth and successful integration, and we look forward to completing the ConAgra acquisition later this month so we can begin to realize the many benefits we expect it will create for our customers, partners and shareholders. As the second largest poultry company in the United States, Pilgrim’s Pride will be even better-positioned to drive growth and shareholder value by providing customers at every point on the distribution chain with the broadest range of quality fresh and value-added chicken products and services available in the marketplace today,” Mr. Goolsby concluded.

For fiscal 2003, the Company’s net income was $56.0 million, or $1.36 per share, an increase of $41.7 million, or $1.01 per share, compared with net income of $14.3 million, or $0.35 per share in the prior fiscal year. The Company also reported record annual net sales for fiscal 2003 of $2,619.3 million, an $85.6 million increase compared with $2,533.7 million for the same period last year.

Included in the fiscal 2003 results were proceeds received from the federal government to reimburse poultry producers for losses incurred due to avian influenza, amounting to approximately $26.6 million, $15.0 million net of tax and related employee incentive plan accruals, or $0.36 per share. Also included in this year’s results were an estimated $7.3 million of negative effects related to the avian influenza outbreak, which affected the Company’s first two quarters through March of 2003. This amount on a net of tax and related employee incentive plan accruals basis was approximately $4.1 million or $0.10 per share. Accordingly, on a combined basis, these total avian influenza effects for fiscal 2003 were a positive $10.9 million net of tax and related employee incentive plan accruals, or $0.26 per share. In fiscal 2002, avian influenza for last year had negative effects of an estimated $26.0 million. On a net of tax basis and related employee incentive plan accruals this was approximately $14.7 million, or $0.35 per share. All in all, the cumulative avian influenza effects on the Company’s bottom line in fiscal 2002 and fiscal 2003 combined was a negative $6.7 million dollars, $3.8 million on a net of tax and related employee incentive plan accruals basis, or $0.10 per share.

Also included in the fiscal 2003 results was $56.0 million, or $31.6 million net of tax and related employee incentive plan accruals or $0.77 per share of recoveries from a number of lawsuits filed by the Company alleging various anti-trust violations by several vitamin, methionine and choline chloride manufacturers. That compares to last year’s recovery amounts under these legal actions of $10.4 million, or $5.9 million net of tax and related employee incentive plan accruals or $0.14 a share.

Pilgrim’s Pride also announced that it will hold a special meeting of stockholders on November 20, 2003 at 9:00 a.m at its Corporate Headquarters in Pittsburg, Texas. The purpose of the special meeting is to allow Pilgrim’s Pride stockholders to vote on proposals to issue shares of Pilgrim’s Pride common stock to ConAgra in connection with the Company’s acquisition of ConAgra’s chicken division and to combine its class A and class B common stock into a single class of common stock.

As previously announced, the New York Stock Exchange has already approved the Company’s proposed plan for combining the two classes of common stock into a single security. Additionally, Lonnie “Bo” Pilgrim, the Company’s chairman, and his son Lonnie Ken Pilgrim, a director of the Company, collectively own or control over 62% of both the class A and class B common stock and will vote in favor of both proposals, thus ensuring their approval at the special meeting.

Pilgrim’s Pride Corporation is the second largest poultry producer in the United States; the fourth largest in chicken and fifth largest in turkey, and second largest chicken company in Mexico. Pilgrim’s Pride employs more than 24,500 persons and operates processing and further processing plants, distribution centers, hatcheries and feed mills in Texas, Arkansas, Arizona, North Carolina, Pennsylvania, Virginia and West Virginia and Mexico.

Products are sold to foodservice, retail and frozen entrée customers. The Company’s primary distribution is through retailers and restaurants throughout the United States and in the Northern and Central regions of Mexico and to the foodservice industry nation-wide in both countries.

A conference call to discuss the Company’s fourth quarter of fiscal 2003 financial results will be held at 9:00 a.m. CST (10:00 a.m. EST) on November 5, 2003. To listen live via telephone, call 800-556-3831 access code 00977. The call will also be web cast live on the Internet at http://www.firstcallevents.com/service/ajwz391670823gf12.html. The web cast will be available for replay within two hours of the conclusion of the call. A telephone replay will be available beginning at 1:00 p.m. CST on November 5 through November 12 at 800-876-6305.

Statements contained in this press release that state the intentions, hopes, beliefs, anticipations, expectations or predictions of the future of Pilgrim’s Pride Corporation and its management are forward looking statements. It is important to note that the actual results could differ materially from those projected in such forward looking statements. For example, factors that could cause actual results to differ materially from those projected in such forward looking statements include: matters affecting the poultry industry generally, including fluctuations in the commodity prices of feed ingredients, chicken and turkey; disease outbreaks affecting the production performance and/or marketability of the Company’s poultry products; contamination of our products, which has recently and can in the future lead to product liability claims and product recalls; exposure to risks related to product liability, product recalls, property damage and injuries to persons, for which insurance coverage is expensive, limited and potentially inadequate; management of our cash resources, particularly in light of our substantial leverage;

restrictions imposed by and as a result of, our substantial leverage; currency exchange rate fluctuations, trade barriers, exchange controls, expropriation and other risk associated with foreign operations; changes in laws or regulations affecting our operations as well as competitive factors and pricing pressures; inability to effectively integrate ConAgra’s chicken business or realize the associated cost savings and operating synergies currently anticipated; and the impact of uncertainties of litigation as well as other risks described under “Risk Factors” in our Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission

Important Legal Information

Investors and security holders are urged to read the proxy statement regarding the proposed transaction with ConAgra Foods, Inc. and the stock combination because it contains important information. The proxy statement has been filed with the U.S. Securities and Exchange Commission by Pilgrim’s Pride Corporation and security holders may obtain a free copy of the proxy statement, and other documents filed with the SEC by Pilgrim’s Pride Corporation, at the SEC’s web site at www.sec.gov.

Contact:

Richard A. Cogdill

Chief Financial Officer

540/896-0406

PILGRIM’S PRIDE CORPORATION

News Release

November 5, 2003

PILGRIM’S PRIDE CORPORATION

Consolidated Statements of Income

[In thousands, except share and per share amounts]

Three Months Ended	September 27, 2003		September 28, 2002
Net Sales	$709,471			$639,819
Costs and Expenses:
Cost of sales	660,085			608,214
Non-recurring recoveries	[10,477	]		[65	]
Selling, general and administrative	34,141			34,770

	683,749			642,919

Operating Income	25,722			[3,100	]

Other Expense [Income]:
Interest expense, net	9,146			7,137
Foreign exchange loss	107			89
Miscellaneous, net	[457	]		[2,180	]

	8,796			5,046

Income before income taxes	16,926			[8,146	]
Income tax benefit	[8,147	]		[4,972	]

Net Income	$25,073		$	[3,174	]

Net Income per Common Share
– Basic and Diluted	$0.61		$	[0.08	]
Dividends Declared per Common Share	$0.015			$0.015
Weighted Average Shares Outstanding	41,112,679			41,112,679

Year Ended	September 27, 2003		September 28, 2002
Net Sales	$2,619,345			$2,533,718
Costs and Expenses:
Cost of sales	2,465,341			2,369,309
Non-recurring recoveries	[46,479	]		[756	]
Selling, general and administrative	136,870			135,261

	2,555,732			2,503,814

Operating Income	63,613			29,904

Other Expense [Income]:
Interest expense, net	37,981			32,003
Foreign exchange [gain] loss	[359	]		1,463
Miscellaneous, net	[37,244	]		[5,472	]

	378			27,994

Income Before Income Taxes	63,235			1,910
Income Tax Expense [Benefit]	7,199			[12,425	]

Net Income	$56,036			$14,335

Net Income per Common Share
–Basic and Diluted	$1.36			$0.35
Dividends Declared per Common Share	$0.06			$0.06
Weighted Average Shares Outstanding	41,112,679			41,112,679

PILGRIM’S PRIDE CORPORATION

News Release

November 5, 2003

Note: “EBITDA” is defined as the sum of net income (loss) before extraordinary charges, interest, taxes, depreciation and amortization. EBITDA is presented because it is used by us, and we believe it is frequently used by securities analysts, investors and other interested parties, in addition to and not in lieu of GAAP results, to compare the performance of companies. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of our operating performance or any other measures of performance derived in accordance with generally accepted accounting principles. EBITDA is calculated as follows:

Three Months Ended	September 27, 2003	September 28, 2002
Net Income	$25,073	$(3,174)
Add:
Income tax benefit	(8,147)	(4,972)
Interest expense, net	9,146	7,137
Depreciation and amortization	19,934	18,114
Minus:
Amortization of capitalized financing costs	414	369

EBITDA	$45,592	$16,736

Year Ended	September 27, 2003	September 28, 2002
Net Income	$56,036	$14,335
Add:
Income tax expense (benefit)	7,199	(12,425)
Interest expense, net	37,981	32,003
Depreciation and amortization	74,187	70,973
Minus:
Amortization of capitalized financing costs	1,476	1,417

EBITDA	$173,927	$103,469

PILGRIM’S PRIDE CORPORATION

News Release

November 5, 2003

PILGRIM’S PRIDE CORPORATION

Condensed Consolidated Balance Sheets

[In thousands]

	September 27, 2003	September 28, 2002
ASSETS
Total Current Assets	$490,708	$443,918
Other Assets	30,302	21,940
Property, Plant and Equipment, net	735,474	762,032

	$1,257,484	$1,227,890

LIABILITIES AND STOCKHOLDERS’ EQUITY
Total Current Liabilities	$291,211	$264,881
Long-Term Debt, Less Current Maturities	415,965	450,161
Deferred Income Taxes	102,366	116,911
Minority Interest in Subsidiary	1,246	1,613
Total Stockholders’ Equity	446,696	394,324

	$1,257,484	$1,227,890

PILGRIM’S PRIDE CORPORATION

Condensed Consolidated Statements of Cash Flows

[In thousands]

Year Ended	September 27, 2003		September 28, 2002
Cash Provided by Operating Activities	$97,055			$98,113
Investing Activities:
Acquisitions of property, plant and equipment	[53,574	]		[80,388	]
Business acquisitions	[4,019	]		—
Proceeds from property disposals	1,779			1,426
Other, net	722			[2,867	]

Cash Used in Investing Activities	[55,092	]		[81,829	]

Financing Activities:
Net payments on long-term debt	[35,000	]		[18,696	]
Cash dividends paid	[2,467	]		[2,467	]

Cash Used In Financing Activities	[39,767	]		[21,793	]
Effect of exchange rate changes on cash and cash equivalents	[503	]		[494	]

Increase [Decrease] in cash and cash equivalents	$1,693		$	[6,003	]